Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-223241) and Form S-8 (Nos. 333-228427, 333-202263, 333-170170, 333-157097, 333-84982, 333-84980, 333-42070 and 333-42072) of Royal Caribbean Cruises Ltd. of our report dated February 25, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Company’s evaluation of the effects of COVID-19 discussed in Note 1 under Management’s Plan and Liquidity, and the Events Subsequent to Original Issuance of Financial Statements discussed in Note 22, as to which the date is May 13, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Miami, Florida
May 13, 2020